Exhibit 99.3

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

IN RE:	)	Chapter 11
)
SEA CONTAINERS LTD., et al.,	)	Case No. 06-11156 (KJC)
)
Debtors.	)	(Jointly Administered)
)
)

MEMORANDUM(1)

BY: KEVIN J. CAREY, UNITED STATES BANKRUPTCY JUDGE

Procedural Background

Before the Court is the Motion of Sea Containers Ltd., filed on February 18, 2008, pursuant to section 363(b) of the United States Bankruptcy Code and Rule 9019 of the Federal Rules of Bankruptcy Procedure, for an Order approving the Settlement Agreement by and among the following parties:

(i)                      Sea Containers Ltd. (“SCL”), Sea Containers Services Ltd. (“SCSL”), and Sea Containers Caribbean Inc. (“SCC”) (collectively, the “Debtors”);

(ii)                   the Official Committee of Unsecured Creditors for SCSL (the “SCSL Committee”); and

(iii)                the trustees (the “Trustees” or “Scheme Trustees”) of the Sea Containers 1983 Pension Scheme (the “1983 Scheme”) and the Sea Containers 1990 Pension Scheme (the “1990 Scheme”) (collectively, the “Schemes”).

(1) This Memorandum constitutes the findings of fact and conclusions of law as required by Fed. R. Bankr. P. 7052. This Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 1334 and 157(a). This is a core proceeding pursuant to 28 U.S.C. § 157(b)(l), (b)(2)(B) and (O).

(docket no. 1458) (the “Settlement Motion”). The Settlement Motion proposes to resolve the claims filed by the Scheme Trustees in amounts in excess of $240 million on behalf of the 1983 Scheme and $55 million on behalf of the 1990 Scheme related to Scheme deficits and the Debtors’ pension funding obligations.

The Debtors filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code on October 15, 2006. The Trustees filed the Schemes’ proofs of claim on July 9 (1983 Scheme) and July 12 (1990 Scheme), 2007, against both SCL and SCSL. The Trustees also asserted claims against the Debtors stemming from the Debtors’ alleged failures to properly “equalize” the retirement age for certain of the Schemes’ male and female members in accordance with U.K. law. The Official Committee of Unsecured Creditors of Sea Containers Ltd. (the “SCL Committee”) filed objections to the Trustees’ claims on September 17, 2007. Negotiations regarding the Schemes’ claims began in mid-2007 and ultimately resulted in the instant Settlement Motion.

The SCL Committee filed, under seal, an objection to the Settlement Motion on May 18, 2008 (the “Objection”).(2) The Debtors and the SCSL Committee each filed a reply to the Objection, on May 23, 2008 (docket no. 1826) and May 25, 2008 (docket no. 1832), respectively. Because the proposed settlement addressed the amount and allowance of the Schemes’ claims, the Court afforded the SCL Committee an opportunity to be heard with respect to its objections to the pension claims and the proposed settlement agreement. Beyond a mere “canvassing of

(2) The SCL Committee filed a motion to file their objection under seal on May 18, 2008 (docket no. 1791). The Order granting the SCL Committee’s motion to file the objection under seal was granted on May 29, 2008 and a redacted copy of the Objection was filed as an exhibit to the Order (docket no. 1862).

issues,” the Court held an evidentiary hearing on the Settlement Motion on May 28 and 29, 2008, with closing arguments on June 6, 2008. The parties then submitted post-hearing evidentiary summaries and briefing. (See docket nos. 1950, 1951, 1953.)

The SCL Committee argues that the Settlement Agreement should not be approved because the calculations and methodologies employed in arriving at the settlement figures are flawed and result in excessive recoveries for the Schemes to the detriment of other creditors. The SCL Committee contends that these figures must be discounted for certain contingencies and calculated according to a method akin to the “prudent investor rate.” The SCL Committee further objects to the settlement’s allowance of a single claim against SCL, the parent company, rather than SCSL, because it eliminates a right of set-off that SCL holds against SCSL on inter-company claims and allows SCSL a jump in priority. Additionally, the SCL Committee argues that the proposed administrative claim provided to the Schemes in the proposed settlement is impermissible and that the proposed reserve for “equalization” claim is unreasonably high. Finally, the SCL Committee maintains that the Settlement Agreement must be rejected as a sub rosa plan of reorganization.

For the reasons described below, the Objection will be overruled in all respects and the Settlement Motion will be granted.

General Background

SCL, a Bermuda corporation, whose shares were publicly traded in the United States, is the ultimate parent of a group of affiliated companies that includes the other Debtors (SCSL, a U.K. company, and SCC, a Delaware corporation) as well as over 140 other foreign and U.S. non-debtor subsidiaries (collectively, the “Company”). The majority of the Company’s business operations are conducted through an extensive global network of non-debtor subsidiaries.(3) Historically, SCL operated as a marine container company leasing container ships and cargo containers. Beginning in the 1970s, the Company expanded its business beyond marine container leasing into areas including the luxury hotel and tourist train businesses. During this period of expansion, SCL centralized its managerial and administrative services within SCSL. Consequently, SCL and SCSL executed a Services Agreement which provided for reimbursement and indemnification of SCSL for the cost of certain managerial and administrative services provided to the Company, “including but not limited to the cost of remuneration and employee benefits.” (Ex. 1 at 2, 3.) The Services Agreement further provided that if any SCL subsidiary failed to pay or indemnify SCSL for its services, SCSL could recover those amounts from SCL.

In the course of its administrative functions, SCSL became the principal employer in the 1983 and 1990 defined benefit Pension Schemes, two pensions created and regulated under U.K. law and maintained for the benefit of the Company’s participating employees. Other non-debtor subsidiaries are participating employers in the 1983 Scheme, as was SCL, until approximately June 8, 2006, when it withdrew from the Scheme. SCL was never a principal or participant in the 1993 Scheme, though other non-debtor subsidiaries are participating employers. In 2006, as the Company grew increasingly financially distressed, SCL engaged independent trustees for the

(3) See Declaration of Robert D. MacKenzie In Support of Chapter 11 Petitions and First Day Motions, Oct. 15, 2006 (docket no. 2), p. 4. I take judicial notice of the foregoing Declaration pursuant to Fed.R.Evd. 201, made applicable here pursuant to Fed.R.Bankr. P. 9017. “Federal Rule of Evidence 201 authorizes a court to take Judicial notice of an adjudicative fact ‘not subject to reasonable dispute’...[and] so long as it is not unfair to a party to do so and does not undermine the trial court’s fact finding authority.” In re Indian Palm Assoc., Ltd., 61 F.3d 197, 205 (3d Cir. 1995).

Schemes.

On June 7, 2006, solicitors acting on behalf of the 1983 Scheme Trustees contacted the U.K. Pensions Regulator (“TPR”), a regulatory entity created by the U.K. Pensions Act 2004 to protect the benefits of members of work-based pension schemes, expressing concern over the ability of the Company to support the Scheme. Thereafter, on July 13, 2006, TPR requested that SCL provide it with financial information regarding the Company and the Schemes. In a July 24, 2006, meeting with TPR, SCL outlined its proposals for the financial restructuring of the Company.

In addition to TPR, relevant protective features of the U.K. Pensions Act 2004 were the creation of the Pension Protection Fund (“PPF”), meant to provide benefits to compensate members of distressed schemes in certain circumstances, and the “Statutory Funding Objective,” requiring that every pension scheme have sufficient assets to cover its “Technical Provisions,” that is, the amount required, based on the calculation of the scheme actuary, to provide for all the scheme’s accrued, present and future benefit obligations.(4)

On September 29, 2006, TPR issued a letter to SCL denoting its concern over the funding of the 1983 and 1990 Schemes and indicating that SCL may be the target of a Financial Support Direction (“FSD”).(5) (Ex. 35.) Because SCSL is a “service” company, section 43 of the U.K. Pensions Act 2004 authorizes TPR to require certain affiliates, whether or not Scheme participants, of such service companies to provide financial support up to the full amount of the

(4) The PPF serves functions similar, in part, to that of the Pension Benefit Guaranty Corporation in the United States.

(5) An FSD, in short, is a direction requiring that certain steps be taken to improve, to an acceptable level, the financial position of a scheme.

principal employer’s section 75 debt, which is calculated according to section 75 of the U.K. Pensions Act 1995. Upon certain “triggering events,”(6) the scheme actuary calculates the debt using the “buyout method,” i.e., the cost of purchasing annuities to provide promised benefits to scheme members. Thus, the TPR. notice to SCL warned of a potential FSD aimed at the parent entity SCL on account of the financial vulnerability of the Company and the deficits of the 1983 and 1990 Schemes.

On September 30, 2006, both Schemes were closed to active members and future accruals, and thereafter the Schemes’ outstanding liabilities consisted only of ongoing administrative costs and benefits that had already been earned by pension beneficiaries under the Scheme, though to be paid in the (potentially distant) future. As of the date of filing of the Settlement Motion, the 1983 and 1990 Schemes had approximately 840 and 616 members, respectively, who are entitled to receive benefits under the Scheme.

On October 15, 2006, the Debtors filed their petitions in this Court for relief under chapter 11, acknowledging the existing and potential claims of the pension schemes based on their under funded status and winding up deficits. (See docket no. 2 at 12.) Thereafter, on October 17, 2006, this Court entered an order directing the joint administration of the Debtors’ chapter 11 cases. After the filing of these chapter 11 cases, the Supreme Court of Bermuda appointed “Joint Provisional Liquidators,” officers of the Bermuda Court, to monitor the U.S. cases on behalf of creditors of SCL.

(6) A statutory debt under § 75 falls due from the employer to the trustees of a scheme upon the following circumstances: (i) the employer commences an insolvency proceeding under U.K. law; (ii) the scheme itself is wound up; or (iii) in the case of a multi-employer scheme, an employer withdraws from the scheme.

On October 27, 2006, the U.S. Trustee appointed an official committee of unsecured creditors (the “SCL Committee”), which was comprised of the Scheme Trustees, the indenture trustee, and holders of bond debt issued by SCL. (docket no. 59.) Subsequent to its appointment, however, the dispute between the Scheme Trustees – on the one hand – whose primary interest was in advancing an indirect claim for the funding deficits against SCL on behalf of SCSL under the Services Agreement, and the indenture trustee and bondholders – on the other hand – whose interests were in contesting the extent to which SCSL had a claim against SCL under the Services Agreement with respect to the pension obligations, became apparent. Due to these divergent interests, on January 23, 2007, the U.S. Trustee changed the membership of the SCL Committee and created the SCSL Committee, to which the Scheme Trustees were appointed. (docket nos. 287, 288.)

In response to the Debtors’ chapter 11 filing, on October 19, 2006, TPR issued official Warning Notices to SCL, notifying it that a TPR Determinations Panel was being asked to decide whether an FSD should be issued against SCL. (Exs. 38, 94.) SCL was afforded an opportunity to respond to the Warning Notices and make representations to the Determinations Panel as to whether an FSD should be issued. Unsatisfied by SCL’s representations, TPR issued further Amended Warning Notices on April 26, 2007, with respect to both the 1983 and 1990 Schemes.

On May 18, 2007, this Court entered an Order establishing July 16, 2007, as the deadline for filing proofs of claim against the Debtors. (docket no. 653.)

On June 15, 2007, following an oral hearing before it, the TPR Determinations Panel issued determination notices, indicating that the Determinations Panel had decided that FSDs should be issued against SCL. (Exs. 137, 138.) The Determinations Panel provided its reasons supporting its decision on June 25, 2007, highlighting, inter alia, that for many years, SCL intended to and did stand behind SCSL’s pension liabilities, though its withdrawal from the 1983 Scheme signaled “a sea change in [its] attitude,” that SCSL was wholly owned and controlled by SCL, and that SCSL’s financial status was poor but SCL had substantial assets. (Ex. 139.) The Determinations Panel also addressed the interplay between the chapter 11 proceeding in the U.S. and the U.K. pensions regulations, concluding that the automatic stay would not prevent the issuing of an FSD and that it would be “preferable” for the Schemes to rely upon a direct claim against SCL by virtue of the FSD rather than a claim under the Services Agreement, though any claim would still be subject to this Court’s approval. (Id. at 16-17.) SCL appealed the Determinations Panel’s decision on July 23, 2007, but withdrew the appeal on January 31, 2008.

On July 9 and 12, 2007, the Trustees of the 1983 and 1990 Schemes filed proofs of claim against SCL, SCSL, and SCC. (Exs. 144-147, 151-157.) Around that time, negotiations began in earnest between the SCSL Committee, the SCL Committee, and the Debtors with respect to the Schemes’ claims, with the Debtors facilitating the discussions and providing the Committees with information and analyses based on an Entity Priority Model (“EPM”). (Hr’g Tr. May 28, 2008, 241:9-242:8.) Those discussions continued into early 2008, though the SCL Committee disengaged from the discussions in mid-December 2007. (Id. at 251:22-252:8). At that point, the Debtors assumed a role more akin to a participant in the negotiation discussions, keeping SCL apprised of developments and incorporating input from the SCL Committee in the negotiations with the SCSL Committee. (Id. at 251:13-253:11.) Those negotiations culminated in the Settlement Agreement and the instant Motion.

On February 5, 2008, TPR issued the FSDs against SCL. (docket no. 1823 at 7.)

The Settlement Agreement

The proposed Settlement Agreement contains the following pertinent terms:

(i)

the 1983 and 1990 Schemes shall have a single allowed general unsecured claim against SCL in the aggregate amount of $194 million, of which $153.8 million will be allocated to the 1983 Scheme and $40.2 million will be allocated to the 1990 Scheme (as calculated by the scheme actuary under the section 75 “buyout” method on November 30, 2007);

(ii)	the Schemes shall have an allowed $5 million administrative expense claim against the Debtors, to be paid in cash within 3 days of entry of an order approving the Settlement;

(iii)

the Debtors shall establish an Equalization Reserve in respect of a $69 million claim for equalization matters, to be allocated between the Schemes and with the allowed amount of such claim to be determined by the Schemes’ Actuary. Upon determination of the allowed amount of the equalization claims, such amount, if any, shall be allowed against SCL as a general unsecured claim and shall be paid from the reserve; and

(iv)

in response to any FSD issued by TPR, the Debtors shall propose and the Trustees shall support, financial support arrangements consistent with the terms of the Settlement Agreement, and the Settlement is conditioned, in part, on TPR’s approval of such financial support arrangements.

Notably, the exchange rate applicable to the Settlement Agreement is the petition date rate of $1.87/pound, rather than the prevailing rate on November 30, 2007, which was

$2.05/pound.

Applicable Standard for Evaluation of Settlements

Approval of a settlement pursuant to Bankruptcy Rule 9019 is committed to the discretion of the court. Key3Media Group, Inc. v. Pulver.com, Inc. (In re Key3Media Group, Inc.), 336 B.R. 87, 92 (Bankr. D. Del. 2005). In evaluating a settlement, the court must assess whether it is fair and equitable, but need not be convinced that the settlement is the best possible compromise. In re Coram Healthcare Corp., 315 B.R. 321, 330 (Bankr. D. Del. 2004) (citing Nellis v. Shugrue, 165 B.R. 115, 123 (S.D.N.Y. 1994)). The court need only conclude that the settlement “falls within the reasonable range of litigation possibilities” somewhere “above the lowest point in the range of reasonableness.” In re Coram, 315 B.R. at 330 (internal citations omitted).

In determining whether to approve a settlement, the Third Circuit Court of Appeals has delineated four factors for the court to consider: (1) the probability of success in litigation; (2) the likely difficulties in collection; (3) the complexity of the litigation involved, and the expense, inconvenience, and delay necessarily attending it; and (4) the paramount interest of creditors. Will v. Northwestern Univ. (In re Nutraquest, Inc.), 434 F.3d 639, 644 (3d Cir. 2006).

Discussion

The Debtors and the SCSL Committee argue that the proposed settlement should be approved because it channels the Schemes’ potential multiple claims against SCL, SCSL, and various non-debtor entities into one claim against SCL, curbs the continuing costs to the estate relating to the pensions claims dispute, prevents continued and protracted litigation, eliminates the possibility of the Trustees or TPR pursuing insolvency proceedings in the U.K. or other jurisdictions, and, by resolving the claims of the largest third-party creditors — the Schemes — facilitates the reality of a confirmable plan.(7)

The SCL Committee, by contrast, objects to the settlement, focusing its argument in three key areas: that the section 75 “buyout” calculation that constitutes the proposed Schemes’ claim is unwarranted, invalid, and incorrectly calculated; that there is no basis for the proposed $5 million administrative expense allocation to the Schemes; and that the proposed $69 million Equalization Reserve is unreasonable and also a calculation resultant of flawed methodology. Because the SCL Committee’s objections with respect to these elements of the Settlement Motion are extensive, the Court will address each individually.

(1)                    Valuation of the Schemes’ Claims

The amount of the allowed Scheme claims in the proposed settlement total $194 million, a figure which was calculated by the Schemes’ statutorily appointed actuary, Neville Hosegood, based on the estimated cost of securing members’ benefits through the purchase of annuities as of November 30, 2007.(8) (Hr’g Tr. May 29, 2008, 107:9-17, 121:11-20, 123:12-124:1; Exs. 167, 204.) The SCL Committee argues preliminarily that the section 75 “buyout” rate should not form the basis of the calculation because a section 75 debt has not been triggered against SCL and may never be. To that end, the SCL Committee maintains that the FSDs issued against SCL did not give rise to present, direct claims against SCL in the buyout amount, but rather called for SCL to

(7) The Debtors also assert that, if this dispute is not resolved now, its settlement in connection with the Debtors’ interest in a joint venture (GE SeaCo) will unravel and make confirmation of a plan unlikely.

(8) Hosegood, a witness offered by the SCLS Committee in support of the Settlement Agreement, is a consultant and actuary employed by Mercer, a global human resource consulting firm (“Mercer”). (Hr’g Tr. May 29, 2008, 105:12-16).

undertake an obligation to TPR in the form of a suretyship. Beyond that, the SCL Committee argues that the FSDs and any contribution requirements stemming therefrom are issued in violation of the automatic stay and are therefore ineffective against SCL. Finally, the SCL Committee insists that potential future section 75 triggers — commencement of U.K. insolvency proceedings or wind up of the Schemes — will not occur.

Developing these various themes on the same argument — that the section 75 debt as calculated by Hosegood should not form the basis of the agreement — the SCL Committee argues for a figure steeply discounted from that reflected in the proposed settlement. In this vein, the SCL Committee argues that even if the section 75 calculation applies, it should be discounted as contingent (according to the SCL Committee, virtually certain not to be triggered) and reduced to more accurately reflect the market. Because Hosegood’s charge as scheme actuary is to estimate the cost of purchasing annuities in the market, the SCL Committee contends that this means that he must look to actual, closed transactions as the reference point for the estimation rather than quotes and bids from potential buyers. Relying on the fact that competition has driven market prices downward, the SCL Committee argues that Hosegood’s estimation is too high, by at least £35 million. (SCL Post-Trial Br. at 22.)

The Court disagrees. The evidence and the record reflect that the triggering of a section 75 debt is not so remote as to be wholly discounted, nor are Hosegood’s November 30, 2007, section 75 calculations unreasonable.

First, Hosegood testified that buyout basis valuation can be employed in the absence of a trigger when the employer’s willingness and ability to fund a scheme (the “Employer Covenant”) are so lacking or non-existent that the scheme trustees need to pass all risk to an insurance company. (Hr’g Tr. May 29, 2008, 121:21-122:12.) Therefore, given the precarious financial position of SCSL and the extensive pension concerns that pre-date the chapter 11 petition, it is not unreasonable that a section 75 buyout calculation would be employed with respect to the valuation of the Schemes’ claims, whether or not a trigger event had occurred.

Second, the SCL Committee’s confidence that a section 75 trigger will not occur appears to the Court to be unfounded. The Scheme Trustees themselves could trigger unilaterally a section 75 debt by winding up the Schemes. Despite the SCL Committee’s insistence that the Schemes will not wind up, the possibility is not so farfetched, given the acridity of the pension dispute and the Schemes’ need and unheeded demands for funding support. (Hr’g Tr. May 28, 2008, 65:19-66:17; 252:22-253:9.) Additionally, the Schemes can initiate insolvency proceedings in the U.K. and thereby trigger a section 75 debt. (Id at 65:7-18; Hr’g Tr. May 29, 2008, 63:25-64:8.) Merely because the Schemes have not yet taken such action does not mean that they will not take action. The power of the Schemes to take action unilaterally renders such trigger events all the more possible.

Next, Hosegood’s section 75 calculation, though not based on transactions that actually closed, was reasonably founded on detailed research analysis and actuarial assumptions provided by Mercer, based on its experience with recent buyout quotations and market factors. (Hr’g Tr. May 29, 2008, 123:17-124:20.) Mercer’s research was bolstered by market experience, for it has participated in at least 52 buyout transactions since 2006. (Id at 127:2-12.) Further, Pricewaterhouse Coopers (“PwC”) was retained by the Debtors to assess a buyout range for the schemes, and PwC’s conclusions reflected a range into which Mercer and Hosegood’s estimations fell. (Hr’g Tr. May 28, 2008, 150:3-11, 155:9-156:7; Ex. 9.) Christopher Massey, a

pensions actuary at PwC, testified as to PwC’s work and stated that the high end of PwC’s range “reflects actual quotations that you might receive from an insurance company” and that the low end included figures from transactions that had actually gone to closing but that the 1983 and 1990 Schemes would be hard-pressed to realize because they lacked “competitive tension in the circumstances [they] were in.” (Id. at 151:15-16,193:2-3.)

Generally, Mercer and Hosegood’s buyout calculations “were within the market’s range,” though at the higher end. (Id. at 188:17-19.) The SCL Committee, for purposes of this objection, contends that those figures should be nearer the low end of any range, but that does not render the proposed settlement improper or unreasonable. As of November 30, 2007, the relevant date for the calculation of the settlement amount, PwC estimated the combined buyout deficit for the Schemes at £92.4 million. (Id. at 158:2-20; Ex. 13.) Mercer and Hosegood estimated it at £100.4. This calculation does not appear to the Court to be so flawed as the SCL Committee insists.

The SCL Committee’s next argument centers on which method of calculation should be applied. The SCL Committee contends that U.S. law prescribes the “prudent investor” rate for determination of the value of the pension claims. The “prudent investor” rate constitutes the rate which “a reasonably prudent investor would receive from investing the funds.” CSC Indus., Inc. v. Belfance, 232 F.3d 505, 508 (6th Cir. 2000). The relevant rate applied under U.S. law to U.S. pensions is inapplicable here.(9) SCSL is a U.K. company and the Schemes are created, operated, and regulated under U.K. pensions law. As such, a conflict of laws analysis favors application of

(9) Moreover, use of a “prudent investor” rate under U.S. law has been questioned. Law Debenture Trust Co. v. Kaiser Aluminum Corp. (In re Kaiser Aluminum Corp.), 339 B.R. 91, 95-96 (D.Del. 2006).

U.K. pensions law. See, e.g., Edelist v. MBNA Am. Bank, 790 A.2d 1249,1256 (Del. Super. 2001) (indicating that the five factor “most significant relationship” test that applies to contract actions evaluates “(a) the place of contracting; (b) the place of negotiation of contract; (c) the place of performance; (d) the location of the subject matter of the contract; and (e) the domicile, residence, nationality, place of incorporation and place of business of the parties”). Thus, it is appropriate to consider valuation of the Schemes’ claims in accordance with the pension laws of the U.K.(10)

The SCL Committee further argues that if U.K. law does apply, Hosegood’s “Technical Provisions” calculation as of December 31, 2006 should determine the value of the Schemes’ claims. At that time, based on his annual actuarial report findings, Hosegood calculated that the 1983 Scheme deficit was £34.47 million. (Exs. 70,113.) The SCL Committee argues that this amount, as compared to the £79.6 million buyout deficit incorporated into the proposed settlement, is the proper way to value the Schemes’ claims in the absence of a section 75 triggering event. (Ex.71.) The Technical Provisions calculation, the SCL Committee argues, is sufficient because it “would enable the scheme to ... meet all its future benefit payments if the future unfolded in accordance with the assumptions made in the technical provisions.” (Hr’g Tr. May 29, 2008, 118:9-12.) While Hosegood conceded that the £34 million Technical Provisions amount would undoubtedly help the Schemes more than no claim at all, he went on to note that the “assumptions made for the technical provisions using AA corporate bonds involve a degree

(10) To be clear, the result here does not turn on choice of law considerations specific only to Delaware. Despite the fact that this dispute arises in the context of a title 11 proceeding under U.S. law, there is no factor or policy consideration which calls for imposition of U.S. law upon an aspect of this case arising purely as a consequence of foreign law. To do so would be akin to the proverbial exercise of trying to force a round peg into a square hole.

of risk” that the Schemes in their circumstance could not well tolerate. (Id. at 118:13-15.) Given the Schemes’ needs to minimize risk and secure funding, the Court concludes that use of neither the prudent investor rate nor the 2006 technical provisions calculation is appropriate in this instance. For purposes of this Settlement Agreement, and given an opportunity to better understand the dynamics of the situation, the Court concludes that the buyout method is appropriate for valuing the Schemes’ claims.

Finally, the SCL Committee objects to the validity of the FSDs and the direct, buyout rate claims that they purport to give the Trustees against SCL. Contending that the FSDs were the result of strategic collaboration between the Trustees and TPR and were issued in violation of the automatic stay, the SCL Committee argues that the Trustees are obtaining an unwarranted jump in priority and should only be entitled to a direct claim against SCSL and an indirect claim against SCL under the Services Agreement.

After reviewing the history of the Schemes’ distress and recognizing that the relationship with TPR has developed in response to that distress, the Court concludes that it is reasonable to calculate the Schemes’ claims as though the FSDs are valid. (See Exs. 35, 38, 54, 94, 137, 138, 139.) The Determinations Panel contemplated the impact of the automatic stay on the FSDs, and concluded that they should be issued though it would ultimately be for this Court to approve any proposed funding arrangement. (Ex.139.) This Court concludes that the mere issuance of the FSDs does not violate the automatic stay, for the FSDs are issued by TPR, a statutorily created entity endeavoring to exercise its regulatory power. The FSDs resulted from communications of concern over funding expressed by the Scheme Trustees, but the Court does not believe that there was an underhanded collaboration between the Trustees and the Schemes at play. Rather, the

FSDs reflect that the TPR was fulfilling its statutory objective of ensuring that pension schemes are properly funded and maintained.

Issuance of the FSDs, without more, does not amount to an attempt to collect a debt or assert a claim against the Debtors, but they do provide guidance as to the needs of the Schemes and therefore the pertinent considerations in valuing the Schemes’ claims. Accordingly, the FSDs should not be ignored as invalid. Rather, the single, direct claim against SCL in the buyout rate amount that the Settlement proposes is an effective and reasonable manner by which to resolve the various potential claims of the Trustees and satisfy TPR and the Schemes.(11)

(2)                    Administrative Expense Allocation

The SCL Committee also objects to the allowance of a $5 million administrative expense claim to the Schemes under the proposed settlement, arguing that the Schemes have rendered no post-petition benefit to the Debtors’ estate and have no right to an administrative expense claim. This, the SCL Committee argues, is because the Trustees made no indication of filing administrative expense claims in their proofs of claim and that all of the Schemes’ claims arise on account of liabilities that accrued pre-petition and are entitled only to general unsecured claim status.

The Debtors argue, however, that the Trustees have conferred significant benefits on the estate by continuing to administer the Schemes on a post-petition basis. The Trustees could, under U.K. law, unilaterally initiate actions that would undoubtedly operate to the detriment of

(11) Moreover, even if, arguendo, the automatic stay, as a matter of United States’ law, applies, the Debtors’ legal expert, Jonathan Evans, a London, England barrister, testified without contradiction that, under applicable English law, such pension-related, regulatory proceedings were “exempt” from the automatic stay and would not “be enjoined by an English Court.” (Hr’g Tr. May 28, 2008, 72:11-73:9, Tr. Ex. 16, ¶¶ 83-88 at pp. 35-37 (Evans’ Expert Report)).

the estate and they have resisted doing so. Instead, the Trustees have refrained from winding up the Schemes while the Debtors, the Committees, and the Trustees worked to negotiate a settlement. (Hr’g Tr. May 28, 2008, 252:22-253:9; May 29, 2008, 21:8-22:12.) The evidence shows that the Schemes incurred $14 - $15 million in operational expenses in the year from October 15, 2006 to October 2007, and continue to incur such operational and administrative expenses on an ongoing basis. (Hr’g Tr. May 29, 2008 21:8-22:12). Under these circumstances, a $5 million administrative expense claim for the Trustees under the proposed settlement is reasonable.

(3)                     Equalization Reserve

The Equalization Claims asserted by the Trustees — against the 1983 Scheme in the amount of at least $60 million and against the 1990 Scheme in an unliquidated amount — stem from recent European Court of Justice jurisprudence, incorporated into the U.K. Pensions Act 1995, requiring that pension schemes equalize retirement ages for men and women. (Hr’g Tr. May 28, 2008, 73:10-76:3.) Under the equalization requirements, pension schemes were obligated to “amend their normal retirement ages [by amending their deeds] and ensure that benefits for men and women were calculated by reference to the same normal retirement age.”(12) (Id. at 76:4-9.) If a scheme failed to do so and that failure came to light, then the scheme would have to “go back and recalculate benefits and pay whatever back payments are due and recalculate future pensions and execute a deed of amendment quickly,” thereby increasing the liabilities of the scheme, (Id. at 77:2-6.)

(12) Prior to the change in law, it was apparently common practice for employers to provide a lower retirement age for women than for men.

The Settlement Motion proposes to place $69 million in reserve on account of potential equalization claims. The SCL Committee objects, arguing again that the calculation of potential liability is flawed and improperly based upon a “worst case scenario” that assumes that all attempts at equalization were ineffective. Further, the SCL Committee argues that the Schemes were effectively equalized in 1994 and have operated since that time as if equalization was effective. (Exs. 74, 76, 77.) Thus, the SCL Committee contends that the equalization reserve should be rejected in toto. The Court concludes otherwise.

The Schemes have recently had cause for concern over the effectiveness of their efforts at equalization because individual pensioners have contacted the Trustees regarding potential equalization claims. (Hr’g Tr.
May 29, 2008,15:3-16:18.) In the course of investigating these claims it became apparent that no deed had, or to the best of everyone’s knowledge and belief, no deed had been executed [in 1994] in respect to members of the 1983 Scheme, and that then gave rise to further questions as to, if a deed had not been executed, in what way could we be certain that equalization had occurred.

(Id at 16:10-15.) Such uncertainty arose because in early efforts at equalization compliance, “the practice was sloppy and a lot of schemes didn’t [properly amend their deeds]. They simply treated the scheme as if it had been validly amended, paid benefits on that basis, wrote letters to members... issued booklets, whatever. But didn’t actually pass a formal amendment.” (Hr’g Tr. May 28, 2008, 76:16-23.)

PwC also assessed the extent of the Schemes’ potential equalization claims, and estimated the liability of the 1983 Scheme to be £17 million, or approximately $34 million. (Ex. 22.) Though that figure is markedly smaller than the $60 million claim provided for in the settlement on behalf of the 1983 Scheme, PwC’s Massey testified that in arriving at the lower figure, PwC assumed that some equalization had taken place. (Hr’g Tr. May 28, 2008, 200:16-201:10.) The amount of the Equalization Reserve specified in the proposed settlement is based on a buyout basis, as calculated by Hosegood, on the assumption that equalization was wholly ineffective. (Hr’g Tr. May 28, 2008, 201:8-10; Ex. 54 at 181:17-182:3.)

There is evidence that these Schemes were treated as if amended, and that they did issue such administrative notices, letters, and booklets as those described, but that no formal amendment has been shown. Evans opined, convincingly, that, “[t]he English Courts have required strict compliance with the formal requirements of a scheme’s amendment power.” (Trial Ex. 16, ¶95 at p. 40 (Evans’ Expert Report)). Contrary to what the SCL Committee argues, it is not certain from the evidence presented that equalization was fully and effectively dealt with by the Schemes. The Reserve amount may be higher than other estimates, but it is not unreasonable. Importantly, because the Schemes and Debtors have requested a U.K. court to determine the effectiveness of equalization, a concrete figure for these claims may soon be known. (Hr’g Tr. May 29, 2008, 18:14-22, 66:23-67:3.) If it is less than the reserve amount, the excess funds will revert to the estate. If the determination exceeds the reserve, the Schemes will bear those additional liabilities. (Id at 19:4-12.) Meanwhile, the Court concludes that establishing a reserve in the amount proposed under the settlement is not unreasonable.

Revisiting of Settlement Considerations

First, the outcome of continued litigation on these claims is uncertain due to the complexity of the multiple claims, the chain of companies implicated, the foreign jurisdictions and regulatory provisions involved, and the potential of additional insolvency actions. The proposed settlement may not embody the best possible compromise in the eyes of the SCL Committee, but it is safely within the realm of potential litigation outcomes.

The second factor for consideration is not relevant here, as the Debtors are not seeking to collect anything.

The third factor is undisputed: further litigation of the Trustees’ proofs of claim would be complex, lengthy, and expensive, and has already proven quite costly. Continued wrangling over the Trustees’ claims will promote further delay, expense, and inconvenience, both in this Court and potentially in foreign jurisdictions.

The final criteria to consider is the paramount interest of creditors. The SCL Committee, the creditor group arguably most impacted by the proposed settlement, have objected. They have failed, however, to convince the Court that the Settlement so affects their position as to be unfair.(13)

An appropriate order follows.

BY THE COURT

/s/ Kevin J. Carey
KEVIN J. CAREY, CHIEF JUDGE
UNITED STATES BANKRUPTCY COURT

Dated: September 19, 2008

(13) While this settlement paves the way for the Debtors to achieve confirmation of a plan, the settlement in and of itself does not constitute a “sub rosa plan.”